BRF S.A.

Publically-Held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Registered Company Identification Number) 42.300.034.240

CVM (Brazilian Securities and Exchange Commission) Number 1629-2

MINUTES OF THE 13th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JULY 11, 2016

1.            Date, Time and Place: Held on July 11, 2016, at 16:00 at the office of BRF S.A. (“Company”) located at Rua Hungria, 1.400, 5th floor, in São Paulo City, São Paulo state.

2.            Board: Chairman: Abilio dos Santos Diniz. Secretary: Marcio Alves Sanjar.

3.            Summons and Attendance: The meeting was duly called and held within the terms of the Company´s Bylaws, with all current members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

4.            Agenda: Elections to the Company´s Executive Board.

5.            Resolutions: After examining and discussing the items on the agenda and taking into consideration the dismissal of Mr. Gilberto Antônio Orsato from the position of Executive Vice-President of the Company, the members of the Board of Directors resolved, unanimously and without any reservations, to approve the re-election or election, depending on the case, of the following members of the Executive Board of the Company, all with a mandate of 2 (two) years, i.e. until July 11, 2018: (i) to the position of Global Chief Executive Officer, Mr. Pedro de Andrade Faria, Brazilian citizen, married, company administrator, registered in the national tax roll (CPF/MF) under number 271.782.078-76 and bearer of national identity card (RG) number 22.265.414-4 (SSP/SP); (ii) to the position of Chief Finance Officer and Investor Relations Director, Mr. José Alexandre Carneiro Borges, Brazilian citizen, married, economist, registered in the national tax roll (CPF/MF) under number 008.585.487-55, bearer of national identity card (RG) number 08582389-6 (IFP/RJ); (iii) to the position of Executive Vice-President, Mr. Hélio Rubens Mendes dos Santos Júnior, Brazilian citizen, married, engineer, registered in the national tax roll (CPF/MF) under number 472.238.200-04, bearer of national identity card (RG) number 5.056.775-6 (SSP/SC); (iv) to the position of Executive Vice-President, Mr. José Roberto Pernomian Rodrigues, Brazilian citizen, married, lawyer, registered in the national tax roll (CPF/MF) under number 058.787.588-73, bearer of national identity card (RG) number 19.329.278-6 (SSP/SP); (v) to the position of Executive Vice-President, Mr. Rodrigo Reghini Vieira, Brazilian citizen, married, engineer, registered in the national tax roll (CPF/MF) under number 246.825.328-04, bearer of national identity card (RG) number 21982325 (SSP/SP); (vi) to the position of Executive Vice-President, Mr. Rafael Ivanisk Oliveira, Brazilian citizen, married, company administrator, registered in the national tax roll (CPF/MF) under number 512.934.205-49, bearer of national identity card (RG) number 525965488 (SSP/SP); (vii) to the position of Executive Vice-President, Mr. Artur Paranhos Tacla, Brazilian citizen, married, psychologist, registered in the national tax roll (CPF/MF) under number 084.083.118-83, bearer of national identity card (RG) number 12.433.756-9 (SSP/SP); and (viii) to the position of Executive Vice-President, Mr. Leonardo Almeida Byrro, Brazilian citizen, married, engineer, registered in the national tax roll (CPF/MF) under number 269.275.368-25, bearer of national identity card (RG) number 20.477.845-1 (SSP/SP); all resident and domiciled in São Paulo City, São Paulo state, with a professional address at Rua Hungria 1.400, 5th floor, in São Paulo City, São Paulo state.

BRF S.A.

Publically-Held Company with Authorized Capital

CNPJ (Brazilian Registry of Legal Entities) 01.838.723/0001-27

NIRE (Registered Company Identification Number) 42.300.034.240

CVM (Brazilian Securities and Exchange Commission) Number 1629-2

MINUTES OF THE 13th EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON JULY 11, 2016

The elected directors will take up their positions on signing (i) the respective Terms of Office, to be registered in the Company records, within the terms of article 149 of Law 6.404, of December 15, 1976, as amended; (ii) the statements related to Instruction number 367, of May 29, 2002, of the Brazilian Securities and Exchange Commission; and (iii) the Terms of Consent to the Regulations of the Novo Mercado segment of the Brazilian Stock Exchange, the BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros.

The directors now elected confirmed the declaration that ,to all intent and purpose and under penalty of law, they have not been forbidden from exercising the administration of the Company, by special law, or as a result of any criminal conviction, or because they are forbidden under its effect, even on a temporary basis, from having access to public positions; or for any bankruptcy offence, violation of trust, bribery or graft, embezzlement, peculation, or crimes against the public interest, the national financial system, anti-trust laws, consumer relations, public trust or property.

The Board of Directors wishes to register its sincere gratitude for the zeal and skill with which Mr. Gilberto Antônio Orsato performed his functions, thereby making a contribution to the Company´s growth.

6.            Approval and Signature of the Minutes: There being no other subjects to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct, were signed by all those present. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Mr. Marcio Alves Sanjar – Secretary. Members: Messieurs Abilio dos Santos Diniz, Renato Proença Lopes, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Vicente Falconi Campos and Walter Fontana Filho.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5, pages 73 to 75 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Marcio Alves Sanjar

Secretary